Exhibit 14(a)

Southern Company Code of Ethics

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Southern Style is our model for corporate and professional leadership principles. It is the foundation of our culture of trust and it tells us that ethical behavior is an important part of how we do business at Southern Company. Southern Style reminds us to:

                                 Tell the Truth
                                Keep our promises
                     Deal Fairly and Ethically with Everyone

In fact, ethical behavior applies to every part of our business -- whether it's dealing with customers, leading by example, working together or improving our communities.

The Southern Company Code of Ethics is a set of expectations to guide our behaviors as representatives of the largest energy provider in the Southeast. The Code is a decision-making compass that should be consulted -- either literally or intuitively -- anytime we make a decision or begin a task. We should never stop asking ourselves: "Am I behaving ethically -- today and every day?"

The Code applies to Southern Company, its subsidiaries, and their directors, officers and employees. Before any director, officer or employee considers acting in a manner which could constitute a violation of the Code of Ethics, the individual should recognize that he or she is placing their job or service as a director in jeopardy.


Our Employees

We treat each other with fairness, respect, and dignity, offering equal opportunities for employment to all individuals. We value different backgrounds and encourage different perspectives and ideas - understanding that Diversity is a strength that unlocks our full potential and helps us achieve our goals. Intimidation, harassment, or discrimination based on race, sex, age, color, religion, national origin, veteran's status, sexual orientation or disability is not tolerated. We take personal responsibility for individual and organizational success, while recognizing the value that each of us contributes.


Safety & Health

We do not compromise safety and health. Because we care, we value the health and safety of each other, our contractors, and the public by conducting business in a manner designed to preserve the well-being of all. We work safely, watch out for each other, and report and correct unsafe situations. We keep our workplace free from illegal drugs and the inappropriate use of alcohol.

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Southern Company Code of Ethics

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The Environment

We are committed to improving our environmental performance and the communities we serve by being good environmental stewards and working to conserve valuable natural resources. The health of our Employees, Customers, and the Public, and the protection of our natural environment are among our highest priorities.


Compliance with Laws and Regulations

We respect the Law. We comply with all laws and regulations. We have a responsibility to understand the laws and how they apply to our jobs. The Company supports each employee in this responsibility and provides the necessary resources for compliance. If it is found that any laws or regulations have been violated, corrective and responsible action will be taken.


Confidential Information

 We use confidential information only for the business purpose for which it was developed or given. We respect the confidentiality of information about the Company, its customers, employees, vendors and partners. Confidential information will not be used for personal benefit. We comply with the laws and regulations which prohibit insider trading of securities. We protect the intellectual property rights, including copyrights, patents, licenses and trademarks, and other proprietary information of the Company and others.


Conflict of Interest

We avoid conflicts, or the appearance of conflicts, between personal interests and official responsibilities on behalf of the Company. We use corporate resources - time, personnel, equipment and supplies - for Company business or Company approved activities.

We do not take personal advantage of business opportunities that are discovered through the use of Company property, information or position. The Company's directors, officers and employees do not engage in business activities in competition with the Company.



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Southern Company Code of Ethics

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Gifts and Gratuities

We do not accept, offer or authorize gifts, entertainment, or other favors that are not a reasonable part of a business relationship. We exercise hospitality with discretion, so as not to jeopardize the integrity of those with whom we do business.


Political Activities

We value and encourage Citizenship. Employees have the opportunity, as individuals, to support political candidates and engage in political activities of their own free choice. Company resources are not used, directly or indirectly, to support political candidates.

Because rules regarding gifts and gratuities to public officials can vary from state to state and even from agency to agency, we do not offer a gift of any type, including meals, to any public official unless we have determined that such a gift is appropriate and legal.


Competitive Practices

We compete vigorously, but fairly, on the basis of price, superior services, dependability and products. We do not enter into understandings or agreements between competitors regarding prices, terms of sales, division of markets or customers, or any other activity that restricts competition.

We conduct competitive marketing activities, including the advertising of products and services and gathering of competitive intelligence, fairly and honestly.


Financial Integrity

We are prudent in our expenditures on behalf of the Company and we record all business transactions in accordance with accepted accounting principles. We maintain appropriate internal controls designed to prevent or detect fraud and ensure every accounting or financial record, and supporting data, describes the transaction accurately without omission, concealment or falsification. Our Financial Integrity commitment also extends to business transactions between subsidiary companies to ensure all activity is properly reflected. We maintain and retain all business records accurately and in compliance with applicable laws and Company policy.

We believe in making full, fair, accurate, timely and understandable disclosure in the reports we file under securities laws and in other public communications.

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Southern Company Code of Ethics

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External Relationships

Customers... Vendors... Contractors... Regulators... Stockholders...

We are known by our customers for the quality and value of the products and services we provide. We value the relationships we have established and realize they are built on trust and cooperation.

We are committed to building a culture of Trust, not only with our Employees, but also our Customers, Vendors, Contractors, Regulators and Stockholders. Southern Company seeks to always maintain the highest standards of integrity and objectivity in our working relationships and will not conduct business with anyone who does not operate with integrity or who compromises the Company's values and ethical standards.


Duty to Act

Our people are our Company. We will be recognized by the actions of our people. Each of us has a clear legal mandate to act ethically on the Company's behalf and is obligated to report promptly to management any activities that may be in violation of this Code of Ethics or any applicable laws or regulations. The Company has in place appropriate processes to provide for the timely and effective review of such reports and will not tolerate any retaliation against those fulfilling this obligation.

Each of us is encouraged to discuss concerns or questions with our supervision, the Workplace Ethics Network (1-800-754-9452), Concerns Program or Compliance Officer. The Workplace Ethics Network (800) line may also be used to report concerns regarding accounting practices, internal accounting controls or auditing matters directly to the Southern Company Audit Committee.



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Southern Company Code of Ethics

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Conclusion

In Southern Company, ethics mean more than merely obeying laws and following policies. Ethics also encompass "doing the right thing for the right reasons" no matter what our job or responsibilities within the Company may be. Much more is expected today than ever before of our industry with regard to our ethical standards and behaviors. All of us are expected to maintain the highest ethical practices in our work and dealings both inside and outside our Company.

No waivers of the provisions of this Code of Ethics maybe granted to employees without the review and approval of the Southern Company Compliance Officer or the compliance officer of the subsidiary involved. In addition, no waivers may be granted for Southern Company directors or executive officers without the review and approval of the Southern Company Board of Directors. Waivers of this Code of Ethics shall be disclosed as required by law, the New York Stock Exchange rules or other applicable regulation.

This policy does not create any contractual right to employment, employee benefits, or other terms and conditions of employment.